Exhibit 99.1

News Release

Sprint

6200 Sprint Parkway

Overland Park, Kan. 66251

Media Contact:

Scott Sloat, 240-855-0164

scott.sloat@sprint.com

Investor Contacts:

Brad Hampton, 800-259-3755

investor.relations@sprint.com

Sprint Announces Consent Solicitations by its Subsidiaries, Clearwire Communications LLC and Clearwire Finance, Inc. with Respect to their 14.75% Senior Secured Notes due 2016 and 8.25% Exchangeable Notes due 2040

OVERLAND PARK, Kan., Oct. 9, 2013 – Sprint Corporation (“Sprint”) (NYSE: S) announced today that Clearwire Communications LLC and Clearwire Finance, Inc. (the “Issuers”), its wholly-owned subsidiaries, have commenced consent solicitations (the “Consent Solicitations”) to holders of record as of 5:00 p.m., New York City time, on October 8, 2013, to amend (the “Proposed Amendments”) (i) the indenture, as supplemented (the “2016 Notes Indenture”), governing the Issuers’ 14.75% Senior Secured Notes due 2016 (CUSIP Nos. 18538TAJ8 and U18512AE0) (the “2016 Notes”) and (ii) the indenture, as supplemented, governing the Issuers’ 8.25% Exchangeable Notes due 2040 (CUSIP Nos. 18538TAG4 and U18512AC4) (the “2040 Notes” and, together with the 2016 Notes, the “Notes,” and each series of Notes, a “Series”). If holders of a majority of the aggregate principal amount of the Notes of a Series deliver and do not revoke a consent to the applicable Proposed Amendments at or prior to the Expiration Time (as defined below), and if the conditions set forth in the consent solicitations statement, dated October 9, 2013 (as may be amended or supplemented from time to time, the “Statement”) have been satisfied or, where possible, waived, the Issuers will make a cash payment of $2.50 per $1,000 principal amount of 2016 Notes in the case of the 2016 Notes and $2.50 per $1,000 principal amount of 2040 Notes in the case of the 2040 Notes (each, a “Consent Payment”) to each holder of record who has validly delivered and not revoked a consent at or prior to the Expiration Time.

The Proposed Amendments will (i) permit the periodic reports filed by Sprint, the indirect public parent of the Issuers (rather than Clearwire Corporation), with the Securities and Exchange Commission to satisfy the Issuers’ public reporting and related obligations in the event that Sprint and the Issuers’ intermediate parent, Sprint Communications, Inc. (formerly known as Sprint Nextel Corporation) (“Old Sprint”), in their sole discretion, irrevocably and unconditionally guarantee the Notes and (ii) in the case of the 2016 Notes provide that Sprint and its other subsidiaries will not be considered affiliates of the Issuers and their subsidiaries for purposes of the transactions with affiliates covenant under the 2016 Notes Indenture. If the requisite consents are not received with respect to a particular Series of Notes, and, as a result the Proposed Amendments do not become effective, no Consent Payment will be made with respect to that Series.

The Consent Solicitations with respect to each Series of Notes will expire at 5:00 p.m., New York City time, on October 16, 2013, unless otherwise extended or earlier terminated (such date and time, as the Issuers may extend from time to time with respect to either or both Series of Notes, the “Expiration Time”).

This press release does not set forth all of the terms and conditions of the Consent Solicitations. Holders of Notes should carefully read the Statement and the accompanying materials for a complete description of all terms and conditions before making any decision with respect to the Consent Solicitations. Additional information concerning the terms and conditions of the Consent Solicitations, and the procedure for delivering consents, may be obtained from the solicitation agent, BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 388-3646 (collect). Copies of the Statement and related documents may be obtained from the information agent, D.F. King & Co, Inc., by calling (800) 431-9633 or (212) 269-5550 for banks and brokers or by email at sprint@dfking.com. The Issuers, Sprint, Old Sprint, the trustee with respect to each Series of Notes, the solicitation agent and the information agent or the tabulation and payment agent do not make any recommendation as to whether or not any holder should consent to the Proposed Amendments.

This announcement is for information purposes only and is neither an offer to sell or guarantee nor a solicitation of an offer to buy any Series of Notes or any other securities. This announcement is also not a solicitation of consents with respect to the Proposed Amendments or any securities. The solicitations of consents are not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitations under applicable state or foreign securities or “blue sky” laws.